MangoSoft, Inc. Announces Closing and Results of Rights Offering

NASHUA, N.H.--(February 27, 2008) -- MangoSoft, Inc. (OTCBB: MGOF.OB), today announced the closing and disclosed the results of its rights offering to existing stockholders to purchase up to 2,400,000 shares of its common stock. The Company has been advised that it received gross proceeds of approximately $1,023,672 million in the rights offering and as a consequence will issue, commencing on or about February 27, 2008, approximately 2,047,344 shares of its common stock to stockholders who properly exercised their rights in the rights offering. Pursuant to the rights offering, which concluded as of the close of business on February 19, 2008, stockholders of record at the close of business on December 21, 2007, received, at no charge, a 0.7032 non-transferable right for each share of common stock owned by such stockholder on the record date. Each full right entitled the holder to purchase one share of the Company's common stock at a purchase price of $0.50 per share.

The Company expects to use approximately $750,000 of the net proceeds from the rights offering in connection with pursuing various intellectual property litigations to enforce the Company’s patent portfolio. The Company anticipates using the balance of the net proceeds from the rights offering for working capital purposes, including obtaining directors’ and officers’ insurance.

MangoSoft markets, sells and supports Internet business software and services that improve the utility and effectiveness of Internet-based business applications. The Company’s software solutions address the networking needs of small businesses, workgroups and large enterprises.

Forward-Looking Statements

The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in MangoSoft’s periodic filings with the Securities and Exchange Commission.

Contacts

MangoSoft, Inc.
Dale Vincent, 603-324-0400
Chief Executive Officer
http://www.mangosoft.com/